Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4) and related Joint Proxy Statement/Prospectus of HF Sinclair Corporation and Holly Energy Partners, L.P. and to the incorporation by reference therein of our reports dated February 28, 2023, with respect to the consolidated financial statements of HF Sinclair Corporation, and the effectiveness of internal control over financial reporting of HF Sinclair Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

October 16, 2023